Filed Pursuant to Rule 424(b)(3)
Registration No. 333-271532
PROSPECTUS SUPPLEMENT
To Prospectus dated May 10, 2023

Primary Offering of
Up to 232,500 Shares of Class A Common Stock Issuable upon Exercise of Warrants

Secondary Offering of
Up to 79,019,171 Shares of Class A Common Stock
and
Up to 232,500 Warrants to Purchase Class A Common Stock

Mondee Holdings, Inc.
This prospectus supplement updates and supplements the information contained in the prospectus dated May 10, 2023 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our registration statement on Form S-1 (File No. 333-271532) with the information contained in our Current Report on Form 8-K which was filed with the Securities and Exchange Commission on July 7, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the resale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to 79,019,171 shares of our Class A common stock, $0.0001 par value per share (the “Class A common stock”), including (i) 232,500 shares of Class A common stock that may be issued upon the exercise of 232,500 redeemable warrants to purchase Class A common stock at an exercise price of $11.50 (the “Private Placement Warrants”) issued in a private placement in connection with the initial public offering of ITHAX Acquisition Corp., (ii) 7,000,000 PIPE Shares (as defined in the Prospectus), (iii) 60,800,000 shares of Class A common stock issued to Mondee Holdings, LLC and its related entities, (iv) up to 7,400,000 shares of Class A common stock issuable as Earn-out Shares (as defined in the Prospectus) and (v) 3,586,671 Sponsor Member Shares (as defined in the Prospectus). We will not receive any proceeds from the sale of shares of Class A common stock or Private Placement Warrants by the Selling Securityholders pursuant to the Prospectus, except with respect to amounts received by us upon exercise of the Private Placement Warrants.
The Prospectus and this prospectus supplement also relate to the issuance by us of up to an aggregate of 232,500 shares of Class A common stock upon exercise of the Private Placement Warrants from time to time by third parties who did not purchase the Private Placement Warrants from the Company in the above-referenced private placement.
You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.
Our Class A common stock is currently listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “MOND”. On July 6, 2023, the closing price of our Class A common stock was $8.24.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 20 of the Prospectus and in the other documents that are incorporated by reference in the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is July 7, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 6, 2023

Mondee Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39943	88-3292448
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10800 Pecan Park Blvd Suite 315 Austin, Texas	78750
(Address of principal executive offices)	(Zip Code)
(650) 646-3320
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MOND	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01 Changes in Registrant’s Certifying Accountant.

(a) Dismissal of independent registered public accounting firm.

On July 6, 2023, the Audit Committee of the Board of Directors (the “Audit Committee”) of Mondee Holdings, Inc., a Delaware corporation, (the "Company") approved, and the Board of Directors of the Company (the "Board") ratified, the dismissal of KNAV P.A. (the “Former Auditor”) as the Company's independent registered public accounting firm.

The Former Auditor’s reports on the Company’s consolidated financial statements for the Company’s most recent fiscal year ended December 31, 2022 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Furthermore, during the Company’s most recent fiscal year and through July 6, 2023, there were no "disagreements," as that term is described in Item 304(a)(1)(iv) of Regulation S-K promulgated under the Securities and Exchange Act of 1934, as amended ("Regulation S-K") with the Former Auditor on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the Former Auditor’s satisfaction, would have caused the Former Auditor to make reference to the subject matter of the disagreement in connection with its reports on the Company’s consolidated financial statements for such periods.

During the fiscal year ended December 31, 2022 and through July 6, 2023, there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K, except for the following material weaknesses which the Company identified in its internal control over financial reporting: (1) improper segregation of duties, and inadequate resources with the appropriate level of experience and technical expertise, (2) inadequate design, implementation, and maintenance of adequate information systems controls, including access and change management controls and timely recording of material transactions and (3) accounting for complex financial instruments. The Former Auditor discussed each of these reportable events with the Audit Committee and the Company has authorized the Former Auditor to respond fully to the inquiries of the New Auditor (as defined below) concerning the subject matter of each such reportable event.

The Company provided the Former Auditor with a copy of the disclosures contained herein, prior to the Company's filing of this Current Report on Form 8-K with the Securities and Exchange Commission (the “Commission”) and requested that the Former Auditor furnish the Company with a copy of a letter addressed to the Commission stating whether the Former Auditor agreed with the statements herein and, if not, stating the respects in which the Former Auditor does not agree. The Former Auditor’s letter to the Commission is attached hereto as Exhibit 16.1.

(b) Disclosures regarding the new independent auditor.

On July 6, 2023, the Audit Committee approved, and the Board ratified, the engagement of Deloitte & Touche LLP (the “New Auditor”) and appointed the New Auditor as the Company’s independent registered public accounting firm as of July 6, 2023 to audit the Company’s consolidated financial statements for the year ending December 31, 2023. During the past two fiscal years ended December 31, 2021 and 2022, and the subsequent interim period through July 6, 2023, neither the Company nor anyone on the Company’s behalf consulted with the New Auditor with respect to either (i)(a) the application of accounting principles to a specified transaction, either completed or proposed, or (b) the type of audit opinion that might be rendered on our financial statements, and no written report nor oral advice was provided to the Company that the New Auditor concluded was an important factor that the Company consider in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any other matter that was the subject of a "disagreement" or a "reportable event" (each as defined above).

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
16.1	Letter of KNAV P.A. to the Commission dated July 7, 2023
104	Cover Page Interactive Data File

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONDEE HOLDINGS, INC.

Dated: July 7, 2023

	By:	/s/ Prasad Gundumogula
Name: Prasad Gundumogula Title: Chief Executive Officer